SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D
                                RULE 13D-101

INFORMATION TO BE INCLUDED IN STATEMENT FILED PURSUANT TO RULE 13D-1(A) AND AMENDMENT THERETO FILED PURSUANT TO RULE 13d-2(a0

                        MOSAIC NUTRACEUTICALS CORP.
                       _____________________________
                               NAME OF ISSUER

                       Common Stock, $0.001 Par Value
                        ----------------------------
                       (Title of Class of Securities)

                                61944V 10 2
                      -------------------------------
                               (CUSIP Number)

                              Roger Ellsworth
                               P.O. Box 60275
                          Las Vegas, Nevada 89160
               ----------------------------------------------
               (Name Address, and Telephone Number of Person
              Authorized to receive Notice and Communications)

                              October 31, 2005

          (Date of Event which Requires filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 24013d-1(e), 240.13d-1(g), check the following box. [ ]

The information required on the remainder of this cover page shall not be deemed to be filed for purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or other subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes.)

                     (Continued on the following pages)



                                61944V 10 2
                  ---------------------------------------
     CUSIP NO.
___________________________________________________________________________

------  ------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Roger B. Ellsworth
-----  -------------------------------------------------
2      Check the appropriate box if a member of a group

-----  -------------------------------------------------
3      SEC USE ONLY
-----  -------------------------------------------------
4      SOURCE OF FUNDS (SEE INSTRUCTIONS)
       PF
-----  -------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED
       PURSUANT TO ITEMS 2(d) OR (e)
-----  -------------------------------------------------
6      CITIZENSHIP OF PLACE OF ORGANIZATION

       UNITED STATES OF AMERICA
----   --------------------------------------------------
NUMBER OF        7       SOLE VOTING POWER
SHARES                   4,244,800
BENEFICIALLY     --------------------------------------------
OWNED BY         8       SHARED VOTING POWER
EACH                     0
REPORTING        --------------------------------------------
PERSON WITH      9       SOLE DISPOSITIVE POWER
                         4,244,800]
                 --------------------------------------------
                 10      SHARED DISPOSITIVE POWER
                         0
-----            -------------------------------------
11               AGGREGATE AMOUNT OF BENEFICIALLY OWNED BY EACH
                 REPORTING PERSON
                         4,244,800
----             -------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES.
----   ----------------------------------------------
13     PERCENT OF CLASS REPRESENTED IN ROW (11)
       7.8%
----   ---------------------------------------------
14     TYPE OR REPORTING PERSON (SEE INSTRUCTIONS)
       IN
----   ---------------------------------------------


                                 Signature
---------------------------------------------------------------------------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: December 15, 2005       /s/   Roger B.Ellsworth

                              Roger B. Ellsworth